Exhibit 99.1

Array Presents Data from Cardiovascular Trial with ARRY-797 at the European Society of Cardiology Congress

6MWT results demonstrate encouraging potential for LMNA-related DCM patients

BOULDER, Colo., Aug. 30, 2016 /PRNewswire/ -- Array BioPharma (Nasdaq: ARRY) announced today results from a Phase 2 study of ARRY-797, an oral, selective p38 mitogen-activated protein kinase inhibitor, in patients with lamin A/C-related dilated cardiomyopathy (LMNA-related DCM), a rare, degenerative cardiovascular disease caused by mutations in the LMNA gene and characterized by poor prognosis. The trial results were presented at the European Society of Cardiology Congress 2016 in Rome, Italy. The results demonstrated an absolute mean change from baseline of 69 meters on the six-minute walk test (6MWT) at week 12, the study's primary endpoint (baseline 6MWT ranged from 246 to 412 meters). This magnitude of improvement exceeded historical benchmarks for 6MWT that have served as the basis for recent approvals of other drugs in other rare diseases. ARRY-797 administration also resulted in sustained improvements in N-terminal pro-brain natriuretic peptide (NT-proBNP), functional capacity and cardiac function through 48 weeks in LMNA-related DCM patients. Patients who rolled over to a continuing treatment protocol maintained improvements in the 6MWT and NT-proBNP levels through 72 weeks of treatment. Other secondary endpoints measured including echocardiographic measures of left and right ventricular function and patient-reported outcomes using the Kansas City Cardiomyopathy Questionnaire (KCCQ), both mirrored the favorable improvements seen with the 6MWT.

"These data demonstrate promising clinical activity of ARRY-797 in patients with LMNA-related DCM, who typically are diagnosed at a young age and who have a poor prognosis with earlier cardiovascular events, more arrhythmias and a more progressive course than patients with undifferentiated DCM," said lead study investigator Calum MacRae, M.D., PhD, Chief of Cardiovascular Medicine at Brigham and Women's Hospital, Harvard Medical School. "We are encouraged by the trial results which support further study of this treatment paradigm in patients with this devastating condition."

In this open label Phase 2 trial, patients were randomized to ARRY-797 100 mg twice daily (n=6) or 400 mg twice daily (n=6). Prior to enrollment, all patients were identified as having stable New York Heart Association class II–IIIa congestive heart failure and eleven patients had an implantable cardioverter defibrillator. All patients were receiving multiple heart failure medications. In addition to the 12-week primary endpoint measure, the study also evaluated secondary endpoints, which mirrored the improvements seen with the 6MWT. A trend for greater improvement in functional capacity and cardiac function were observed with the 400 mg dose level of ARRY-797 compared to the 100 mg dose level. ARRY-797 was well tolerated at both dose levels, with most patients experiencing mild to moderate adverse events, including stomatitis, acne and upper respiratory tract infection. None of the grade 3 / 4 adverse events were considered to be related to ARRY-797 by the investigators. Four patients discontinued the study. One patient discontinued due to availability of a heart for transplant, two patients for interventional cardiovascular procedures and one patient due to grade 2 stomatitis.

The chart below shows that the improvements on the 6MWT were sustained over time with ARRY-797 treatment.

The next chart shows that the improvements in mean NT-proBNP levels were sustained over time with ARRY-797 treatment.

"We are excited to be presenting data today from our wholly-owned drug, ARRY-797 and are encouraged by the results of this pilot study in this rare cardiovascular disease which has a significant unmet need," said Victor Sandor, M.D., Chief Medical Officer, Array BioPharma. "We look forward to continuing to report on results for ARRY-797 in this disease, for which no treatment options, other than standard of care for chronic heart failure, exist."

Taken together, the data to date suggest a path forward for this program, and Array has met with regulators to discuss the design of a study that could be the basis for marketing approval. Array is evaluating different options to advance the ARRY-797 program, including advancing it on its own, partnering the program for further development and commercialization or creating a separate company based on this asset.

A PDF of the poster will be available on Array BioPharma's website after it is presented: www.arraybiopharma.com.

About LMNA-related DCM
Lamin A/C-related dilated cardiomyopathy (LMNA-related DCM) is a rare, degenerative cardiovascular disease caused by genetic mutations in the lamin A/C gene. These mutations lead to loss of functional lamin proteins resulting in activation of the p38 MAPK pathway and leading to structural changes in cardiac tissue such as: alterations to cardiomyocyte and A/V nodal cell nuclei, which leads to apoptosis and cardiac tissue remodeling, and sarcomere reorganization, which affects the heart's contractile function. LMNA-related DCM is estimated to occur in about 6,000 – 10,000 patients in the US. The number of patients currently identified with a molecular diagnosis is likely to be less than this estimate because of underutilization of genetic testing. Patients with LMNA-related DCM typically begin experiencing symptoms in their twenties or thirties and by age 45, nearly 70 percent of patients have had a heart transplant, have experienced a major cardiac event or have died. By comparison, only 25 percent of DCM patients who do not have LMNA mutations experience similar events by age 45. Currently, there are no disease-specific treatments approved for LMNA-related DCM.

About ARRY-797 / p38 Inhibitor
ARRY-797 is an oral, p38 mitogen activated protein kinase (MAPK) inhibitor discovered by Array scientists. Compared to other p38 MAPK inhibitors ARRY-797 has unique and differentiated properties: it is highly selective, retains exceptional potency in whole blood and possesses a favorable pharmacokinetic profile.

The Phase 2 trial results demonstrated an absolute change from baseline of 69 meters on the 6MWT at week 12, the study's primary endpoint in 12 patients receiving 400 mg or 100 mg of ARRY-797. These results exceed historical benchmarks set by drugs for other rare diseases, including pulmonary arterial hypertension, chronic thromboembolic pulmonary hypertension and mucopolysaccharidoses, trials for which also used the 6MWT as a primary endpoint. Secondary endpoints assessed at weeks 4, 12, 24, 26 and 48 included changes from baseline in 6MWT over time, changes from baseline in levels of NT-proBNP, echocardiographic measures of left and right ventricular function, and patient-reported outcomes using the Kansas City Cardiomyopathy Questionnaire (KCCQ), all of which mirrored the favorable improvements seen with the 6MWT. ARRY-797 was generally well tolerated, and adverse events for most patients were mild to moderate, including stomatitis, acne and upper respiratory tract infection.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Five registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of additional results of clinical trials for ARRY-797, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials of ARRY-797 to support regulatory approval or the marketing success of a drug candidate, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks relating to the regulatory approval process for our drug candidates, which may not result in approval for our drug candidates, cause delays in development or require that we expend more resources to obtain approval than expected; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of August 30, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

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